Exhibit 16.1

March 1, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
USA

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of TORM plc for the year ended December 31, 2020 to be filed on or around March 1, 2021 and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.
2.	We have no basis on which to agree or disagree with the other statements of the registrant contained therein.
Yours sincerely,

/s/ Kim Takata Mücke State Authorised Public Accountant

Deloitte Statsautoriseret Revisionspartnerselskab
Copenhagen, Denmark